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+--------+
| FORM 5 |                    U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                              Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Koo                        Victor
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                           15/F, Bright China Chang
                                 An Building,
                            7 jianguomennei Ave.,
    ----------------------------------------------------------------------------
                                   (Street)

        Beijing,                    China
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  SOHU.COM INC. (SOHU)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  December 31, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)
                        Chief Operating Officer
--------------------------------------------------------------------------------

7.  Individual or Joint/Group Reporting

     X  Form Filed by One Reporting Person
    ---

    ___ Form Filed by More than One Reporting Person

-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

(Continued)
 Table II B--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
    Stock option                       $0.86              3/22/01                   A                  95,943
    (right to buy)
-----------------------------------------------------------------------------------------------------------------------------
    Stock option                       $6.13              9/12/00                 5(2)                 52,000
    (right to buy)
-----------------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficially
                                                            (Instr. 4)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-      Title   Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion                 Number of                                of Year               rect (I)
 cisable       Date                 Shares

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
 (1)          3/21/11      Common    95,943                                   95,943                 D
                            stock
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 (3)          9/11/10      Common    52,000                                   52,000                 D
                            stock
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

Explanation of Responses:
1. Options granted vest over a four-year period. 25% of the options vest on March 21, 2002. The remaining options vest ratably on a quarterly basis over the remaining terms of the options, beginning one calendar quarter after March 22, 2002.
2. The options should have been disclosed on a Form 5 for the 2000 fiscal year no later than February 14, 2001.
3. Options granted vest over a four-year period. 25% of the options vest on September 11, 2001. The remaining options vest ratably on a quarterly basis over the remaining terms of the options, beginning one calendar quarter after September 12, 2001.

         /s/ Victor Koo                       2/8/02
       --------------------------------  -----------------
       Victor Koo                              Date
       **Signature of Reporting Person

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. Sec 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                      -2-